EXHIBIT 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (“Third Amendment”) is hereby made and entered into this 18th day of December, 2006, by and between KDC-CAROLINA INVESTMENTS 3, LP, a Delaware limited partnership (“Landlord”), and 3D SYSTEMS CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S:

WHEREAS, Landlord and Tenant have heretofore entered into that certain Lease Agreement dated February 8, 2006 (the “Lease Agreement”); and

WHEREAS, Landlord and Tenant amended the Lease Agreement pursuant to the terms and conditions of that certain First Amendment to Lease Agreement dated effective as of June 15, 2006 (the “First Amendment”); and

WHEREAS, Landlord and Tenant further amended the Lease Agreement, as amended by the First Amendment, pursuant to the terms and conditions of that certain Second Amendment to Lease Agreement dated effective as of October 6, 2006 (the “Second Amendment”); and

WHEREAS, Exhibit F to the Lease Agreement provides, among other things, that in the event that certain Scope Changes (as defined in Exhibit F to the Lease Agreement) occur, either (a) Base Rent (as defined in the Lease Agreement) will be adjusted as provided for in Exhibit F, or (b) Tenant shall have the right to fund all or such portion of such excess costs in which case Base Rent will not be adjusted as a result of such Tenant expenditures; and

WHEREAS, certain Scope Changes have occurred in addition to those contemplated by the First Amendment and Second Amendment as hereinafter set forth, and Landlord and Tenant desire to provide for the funding of such Scope Changes; and

WHEREAS, Landlord and Tenant desire to further amend the Lease Agreement, as amended by the First Amendment and Second Amendment, as set forth in this Third Amendment.

A G R E E M E N T:

NOW, THEREFORE, for and in consideration of the premises and Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Defined Terms. All capitalized but undefined terms used in this Third Amendment shall have the meaning given such terms in the Lease Agreement.

2.             Excused Delays. Tenant acknowledges that 92 days of Excused Delays have occurred under the Lease and the Target Commencement Date and the Commencement Date under the Lease is now November 22, 2006.

3.             Section 35 of the Lease. Tenant acknowledges that it did not exercise the option to purchase the Premises under Section 35(a) of the Lease. Section 35 of the Lease is hereby terminated.

4.             Base Rent and Additional Rent. Landlord and Tenant have executed that certain Purchase and Sale Agreement (the “Contract”) pursuant to which Landlord will sell the Premises to Tenant. No Base Rent or Additional Rent shall be due under the Lease and instead beginning on November 27, 2006 and on the 22nd day in each calendar month thereafter until the Closing (as defined in the Contract), Tenant shall pay to Landlord in advance $53,940  for such month (the first payment on November 27, 2006 representing the period from November 22, 2006 through December 21, 2006) representing the interest carrying costs incurred by Landlord for the Premises for such month, such amount to be pro-rated for any partial calendar months (the “Carry Cost Amounts”); provided, however, if Tenant does not close on the acquisition of the Premises pursuant to the terms of the Contract on or before the Closing Date (as defined in the Contract), then on the date that would otherwise be the Closing Date Tenant shall pay to Landlord the difference between the Carry Cost Amounts paid through the Closing Date to Landlord and the amount of Base Rent and Additional Rent that otherwise would have been due under the Lease from the Commencement Date to and including the Closing Date, and thereafter all of the terms of the Lease shall apply, including but not limited to the provisions regarding Base Rent and Additional Rent. Notwithstanding the foregoing, Tenant shall be liable for and shall pay the Impositions under Section 5(d) of the Lease.

5.             Payment of Third Amendment Tenant Improvement Costs and Disputed Second Amendment Amounts. The Second Amendment outlined $202,022 in Disputed Second Amendment Amounts. The Disputed Second Amendment Amounts are hereby modified to delete certain items that have been credited back to Tenants, such that the Disputed Second Amendment Amounts are as follows:

Choate GC’s	$83,855
Re-mob HVAC	$21,716
HVAC Redesign	$27,206
Re-mob Drywall	$27,486
Electrical Design Engineering	$20,000
Subtotal	$180,263

Of that total, $47,206 represented engineering costs (HVAC Redesign of $27,206 and Electrical Design Engineering of $20,000) (collectively, the “Engineering Costs”), and the remaining balance of $133,057 is herein referred to as the “Disputed Re-Mobilization and Extended GC’s”). In addition, since the date of the Second Amendment, as a result of the development of the Final Tenant Improvement Plans and Specifications provided for by Section 2(d) of the Lease Agreement, and based upon the December 11, 2006 Choate estimate, an additional $67,123 in additional Tenant Improvement Costs have been requested by Tenant and performed by Landlord (the “Third Amendment Tenant Improvement Costs”).

Within ten (10) days after full execution of this Third Amendment, Tenant shall pay to Landlord the Engineering Costs ($47,206), the Third Amendment Tenant Improvement Costs ($67,123) and fifty percent (50%) of the Disputed Re-Mobilization and Extended GC’s ($66,528.50). Upon and contingent on the closing of the purchase by Tenant of the Premises under the Contract, Landlord shall pay the remaining balance of the Disputed Re-Mobilization and Extended GC’s ($66,528.50); provided, however, if the Contract does not close for any reason, the remaining balance of the Disputed Re-Mobilization and Extended GC’s ($66,528.50) shall be not approved by Tenant and shall still be in dispute, but shall continue to be subject to the terms and conditions of the Lease. Failure of Tenant to pay the Engineering Costs, the Third Amendment Tenant Improvement Costs and 50% of the Disputed Re-Mobilization and Extended GC’s within the time period set forth above shall be a default under the Lease and the Contract.

The Second Amendment provided that the final estimated amount of the Tenant Improvement Costs not in dispute by the parties was $5,846,521, resulting in an increase of $990,803 above the $4,855,718 Tenant Allowances provided therefor in the First Amendment. Based on the payments provided above in this paragraph 5, the revised estimated amount of the Tenant Improvement Costs not in dispute by the parties is $6,027,378.50 ($5,846,521 + $47,206 + $66,528.50 + $67,123 = $6,027,378.50).

6.             New Exhibit to Lease. The Contract attached hereto shall hereafter be deemed to be Exhibit K to the Lease.

7.             No Further Amendment. The Lease Agreement shall remain in full force and effect, as modified by the First Amendment, the Second Amendment and this Third Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment effective as of the date first above written.

LANDLORD:

KDC-CAROLINA INVESTMENTS 3, LP,
a Delaware limited partnership

By:	KDC-Carolina Investments 3 GP, LLC,
a Delaware limited liability company,
its General Partner

	By:	Koll Development Company I, LP,
a Delaware limited partnership,
its Sole Member

		By:	SWV, LLC,
a Delaware limited liability
company, its General Partner

			By:	/s/ Tobin C. Grove
Tobin C. Grove, President

TENANT:

3D SYSTEMS CORPORATION,
a Delaware corporation

By:	/s/ Robert M. Grace, Jr.
Robert M. Grace, Jr.
Vice President, General Counsel & Secretary

3